July 2019

Pricing Supplement filed pursuant to Rule 424(b)(2) dated July 31, 2019/ Registration Statement No. 333-219206
STRUCTURED INVESTMENTS

                                                           Opportunities in International Equities

   GS Finance Corp.

$4,094,350 Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date (February 3, 2023) is based on the performance of the MSCI Emerging Markets Index as measured from the pricing date (July 31, 2019) to and including the valuation date (January 31, 2023).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 1,037.01, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 109.00% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value). If the final index value is equal to or less than the initial index value but greater than or equal to the trigger level of 674.0565, which is 65% of the initial index value, you will receive the principal amount of your Trigger PLUS. However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

On the stated maturity date, for each $10 principal amount of your Trigger PLUS, you will receive an amount in cash equal to:

•if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 1.09 times (c) index percent increase;

•if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10; or

•if the final index value is less than the trigger level, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The Trigger PLUS are for investors who seek the potential to earn 109.00% of any positive return of the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date is equal to approximately $9.67 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. LLC would initially buy or sell your PLUS, if it makes a market in the PLUS, see the following page.

Your investment in the Trigger PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	August 5, 2019	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.25% ($133,066.375 in total)*	Net proceeds to the issuer:	96.75% ($3,961,283.625 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each Trigger PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each Trigger PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.025 for each Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 6,021 dated July 31, 2019

The issue price, underwriting discount and net proceeds listed above relate to the Trigger PLUS we sell initially. We may decide to sell additional Trigger PLUS after the date of this prospectus, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in Trigger PLUS will depend in part on the issue price you pay for such Trigger PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the Trigger PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a Trigger PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

July 2019

Estimated Value of Your Trigger PLUS

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.67 per $10 principal amount, which is less than the original issue price. The value of your Trigger PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Trigger PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Trigger PLUS at the time of pricing, plus an additional amount (initially equal to $0.33 per $10 principal amount).

Prior to July 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Trigger PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through July 30, 2020). On and after July 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market) will equal approximately the then-current estimated value of your Trigger PLUS determined by reference to such pricing models.

About Your Trigger PLUS

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●General terms supplement no. 1,735 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

   GS Finance Corp.

$4,094,350 Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date (February 3, 2023) is based on the performance of the MSCI Emerging Markets Index as measured from the pricing date (July 31, 2019) to and including the valuation date (January 31, 2023).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 1,037.01, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 109.00% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value). If the final index value is equal to or less than the initial index value but greater than or equal to the trigger level of 674.0565, which is 65% of the initial index value, you will receive the principal amount of your Trigger PLUS. However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

On the stated maturity date, for each $10 principal amount of your Trigger PLUS, you will receive an amount in cash equal to:

•if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 1.09 times (c) index percent increase;

•if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10; or

•if the final index value is less than the trigger level, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The Trigger PLUS are for investors who seek the potential to earn 109.00% of any positive return of the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	MSCI Emerging Markets Index (Bloomberg symbol, “MXEF Index”)
Aggregate principal amount	$4,094,350
Pricing date:	July 31, 2019
Original issue date:	August 5, 2019
Valuation date:	January 31, 2023, subject to postponement for non-index business days and market disruption events
Stated maturity date:	February 3, 2023, subject to postponement
Stated principal amount/Original issue price:	$10 per Trigger PLUS / 100% of the principal amount
Estimated value:	Approximately $9.67
Payment at maturity:

If the final index value is greater than the initial index value,

$10 + leveraged upside payment

If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10

If the final index value is less than the trigger level,

$10 × index performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 35% and could be zero.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	109.00%
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	1,037.01, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	674.0565, which is 65% of the initial index value
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	36257W186 / US36257W1861
Listing:	The Trigger PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the Trigger PLUS we are offering by this pricing supplement as the “offered Trigger PLUS” or the “Trigger PLUS”. Each of the Trigger PLUS has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The Trigger PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 (the “Trigger PLUS”) can be used:

•	As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index.
•	To potentially outperform the underlying index with no limitation on the appreciation potential.
•

To provide limited protection against a loss of principal in the event of a decline of the underlying index from the initial index value to the final index value but only if the final index value is greater than or equal to the trigger level.

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your Trigger PLUS.

If the final index value is less than the trigger level, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying index from the initial index value to the final index value.

Maturity:	Approximately 3.5 years
Payment at maturity:

•If the final index value is greater than the initial index value, $10 + leveraged upside payment.

•If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10.

•If the final index value is less than the trigger level, $10 × index performance factor. This amount will be less than the stated principal amount of $10, will represent a loss of more than 35% and could be zero.

Leverage factor:	109.00% (applicable only if the final index value is greater than the initial index value)
Trigger level:	674.0565, which is 65% of the initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Redemption:	None. The Trigger PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the MSCI Emerging Markets Index. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment. If the underlying index has not appreciated in value or has depreciated in value, but the final index value is greater than or equal to the trigger level of 65% of the initial index value, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value and the final index value is less than the trigger level, investors will lose 1.00% for every 1.00% decline in the index value from the pricing date to the valuation date of the Trigger PLUS. Under these circumstances, the payment at maturity will be at least 35% less than the stated principal amount, will represent a loss of more than 35% and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS and investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The Trigger PLUS offers investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index. However, investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS.

Trigger Feature

At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level of 65% of the initial index value.

Upside Scenario

The underlying index increases in value. In this case, you receive a full return of principal as well as 109.00% of the increase in the value of the underlying index. For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of 10.90% at maturity.

Par Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $10 at maturity even if the underlying index has depreciated.

Downside Scenario

The underlying index declines in value and the final index value is less than the trigger level. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the Trigger PLUS. For example, if the final index value is 40.00% less than the initial index value, the Trigger PLUS will provide at maturity a loss of 40.00% of principal. In this case, you receive $6.00 per Trigger PLUS, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

 How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	109.00%
Trigger level:	65% of the initial index value
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

note performance
underlying index performance
Hypothetical Payment at Maturity as % of Stated Principal Amount
200
175
150
125
100
75
50
25
0
100%
65%
0
25
50
75
100
125
150
175
200
Hypothetical Final Index Value as % of Initial Index Value

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How it works

▪

Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 109.00% of the appreciation of the underlying index from the pricing date to the valuation date of the Trigger PLUS.

▪	If the underlying index appreciates 5.00%, the investor would receive a 5.45% return, or $10.545 per Trigger PLUS.
▪

Par Scenario. If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, the investor would receive the $10 stated principal amount per Trigger PLUS.

▪	If the underlying index depreciates 10.00%, investors will receive the $10 stated principal amount per Trigger PLUS.
▪

Downside Scenario. If the final index value is less than the trigger level, the investor would receive an amount that is significantly less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be at least 35% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying index depreciates 40.00%, the investor would lose 40.00% of the investor’s principal and receive only $6.00 per Trigger PLUS at maturity, or 60.00% of the stated principal amount.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the Trigger PLUS, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Trigger PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Trigger PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Trigger PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	109.00%
Trigger level	65% of the initial index value
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

Trigger PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlying index over the life of your Trigger PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this document. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered Trigger PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Trigger PLUS, tax liabilities could affect the after-tax rate of return on your Trigger PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a Trigger PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered Trigger PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Trigger PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	154.500%
130.000%	132.700%
120.000%	121.800%
110.000%	110.900%
105.000%	105.450%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
65.000%	100.000%
64.999%	64.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be 25.000% of the stated principal amount of your Trigger PLUS, as shown in the table above. As a result, if you purchased your Trigger PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Trigger PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the Trigger PLUS.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your Trigger PLUS on the stated maturity date or at any other time, including any time you may wish to sell your Trigger PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Trigger PLUS. The hypothetical payments at maturity on Trigger PLUS held to the stated maturity date in the examples above assume you purchased your Trigger PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your Trigger PLUS. The return on your investment (whether positive or negative) in your Trigger PLUS will be affected by the amount you pay for your Trigger PLUS. If you purchase your Trigger PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the Trigger PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Trigger PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Trigger PLUS or the U.S. federal income tax treatment of the Trigger PLUS, as described elsewhere in this document.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We cannot predict the actual final index value or what the market value of your Trigger PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your Trigger PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Trigger PLUS will depend on the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Trigger PLUS, if any, on the stated maturity date may be very different from the information reflected in the examples above.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Trigger PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the Trigger PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are suited to your particular circumstances.

Your Trigger PLUS Do Not Bear Interest

You will not receive any interest payments on your Trigger PLUS. As a result, even if the payment at maturity payable for your Trigger PLUS on the stated maturity date exceeds the stated principal amount of your Trigger PLUS, the overall return you earn on your Trigger PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Trigger PLUS

You can lose your entire investment in the Trigger PLUS. The cash payment on your Trigger PLUS, if any, on the stated maturity date will be based on the performance of the MSCI Emerging Markets Index as measured from the initial index value to the index closing value on the valuation date. If the final index value is less than the trigger level, you will lose 1.00% of the stated principal amount of your Trigger PLUS for every 1.00% decline in the index value over the term of the Trigger PLUS. Thus, you may lose your entire investment in the Trigger PLUS.

Also, the market price of your Trigger PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Trigger PLUS. Consequently, if you sell your Trigger PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Trigger PLUS.

The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Trigger PLUS will be based on the performance of the underlying index, the payment of any amount due on the Trigger PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Trigger PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS. The Trigger PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Trigger PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS, to pay all amounts due on the Trigger PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 66 of the accompanying prospectus.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index

If the final index value is less than the trigger level, you could lose all or a substantial portion of your investment in the Trigger PLUS. This means that while a 35% drop between the initial index value and the final index value will not result in a loss of principal on the Trigger PLUS, a decrease in the final index value to less than 65% of the initial index value will result in a loss of a significant portion of the stated principal amount of the Trigger PLUS despite only a small incremental change in the value of the underlying index.

The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your Trigger PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

The original issue price for your Trigger PLUS exceeds the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Trigger PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Trigger PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Trigger PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Trigger PLUS”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Trigger PLUS”. Thereafter, if GS&Co. buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Trigger PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Trigger PLUS.

In estimating the value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Trigger PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Trigger PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The difference between the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Trigger PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Trigger PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Trigger PLUS.

In addition to the factors discussed above, the value and quoted price of your Trigger PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Trigger PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Trigger PLUS, including the price you may receive for your Trigger PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Trigger PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Trigger PLUS. See “— Your Trigger PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your Trigger PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your Trigger PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your Trigger PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your Trigger PLUS, we mean the value that you could receive for your Trigger PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Trigger PLUS, including:

•	the value of the underlying index;
•	the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•	the dividend rates of the underlying index stocks;
•

economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•	interest rates and yield rates in the market;
•	the time remaining until your Trigger PLUS mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your Trigger PLUS before maturity, including the price you may receive for your Trigger PLUS in any market making transaction. If you sell your Trigger PLUS before maturity, you may receive less than the principal amount of your Trigger PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered Trigger PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Trigger PLUS May Not Have an Active Trading Market

Your Trigger PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your Trigger PLUS. Even if a secondary market for your Trigger PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Trigger PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner

The price of your Trigger PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your Trigger PLUS. Even if the value of the underlying index increases above the initial index value during some portion of the life of the Trigger PLUS, the market value of your Trigger PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS

Goldman Sachs expects to hedge our obligations under the Trigger PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index or the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your Trigger PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the Trigger PLUS with unaffiliated distributors of the Trigger PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the Trigger PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the Trigger PLUS; hedging the exposure of Goldman Sachs to the

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Trigger PLUS including any interest in the Trigger PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the Trigger PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your Trigger PLUS and the amount we will pay on your Trigger PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Trigger PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger PLUS, and may receive substantial returns on hedging or other activities while the value of your Trigger PLUS declines. In addition, if the distributor from which you purchase Trigger PLUS is to conduct hedging activities in connection with the Trigger PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the Trigger PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the Trigger PLUS to you in addition to the compensation they would receive for the sale of the Trigger PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your Trigger PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the Trigger PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your Trigger PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the Trigger PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the Trigger PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Trigger PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your Trigger PLUS before the stated maturity date. The payment at maturity and the market value of your Trigger PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your Trigger PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying Index” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 1,735.

Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your Trigger PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your Trigger PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your Trigger PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Trigger PLUS subsequent to the date of this pricing supplement. The issue price of the Trigger PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Trigger PLUS. If you purchase Trigger PLUS at a price that differs from the stated principal amount of the Trigger PLUS, then the return on your investment in such Trigger PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Trigger PLUS purchased at stated principal amount. If you purchase your Trigger PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Trigger PLUS will be lower than it would have been had you purchased the Trigger PLUS at stated principal amount or a discount to stated principal amount.

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to an underlying index that is comprised of stocks traded in equity markets of emerging markets countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The countries whose markets are represented by the underlying index include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the index sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlying index.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because the underlying index is a U.S. dollar denominated index whose underlying stock prices are converted by the underlying index sponsor into U.S. dollars for purposes of calculating the level of the underlying index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the underlying index which are converted in such manner.  An investor’s net exposure will depend on the extent to which the currencies represented in the underlying index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall underlying index.  If, taking into account such weighting, the U.S. dollar strengthens against the component currencies, the value of the underlying index will be adversely affected and the amount payable at maturity of the notes will be reduced.

Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Trigger PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your Trigger PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Trigger PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Trigger PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Trigger PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the Trigger PLUS, could be collected via withholding. If these regulations were to apply to the Trigger PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the Trigger PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Trigger PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your Trigger PLUS, your Trigger PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes.

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Trigger PLUS. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying Index

The MSCI Emerging Markets Index (the underlying index) is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The underlying index is a free float adjusted market capitalization index and is part of the MSCI Global Investable Market Indices. The underlying index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets.

MSCI Emerging Markets Index

Stock Weighting by Country

as of July 23, 2019

Country	Percentage (%)*
Argentina	0.34%
Brazil	7.97%
Chile	0.93%
China	31.63%
Colombia	0.44%
Czech Republic	0.153
Egypt	0.14%
Greece	0.30%
Hungary	0.30%
India	8.66%
Indonesia	2.16%
Korea, Republic Of	12.06%
Malaysia	2.13%
Mexico	2.42%
Pakistan	0.03%
Peru	0.40%
Philippines	1.15%
Poland	1.09%
Qatar	0.99%
Russian Federation	3.90%
South Africa	1.40%
Taiwan, Province Of China	6.04%
Thailand	11.15%
Turkey	2.94%
United Arab Emirates	0.55%
Argentina	0.34%

*Information provided by MSCI. Percentages may not sum to 100% due to rounding.

MSCI Emerging Markets Index

Stock Weighting by Sector

as of July 23, 2019

Sector**	Percentage (%)*
Communication Services	11.67%
Consumer Discretionary	13.58%
Consumer Staples	6.48%
Energy	7.77%
Financials	24.86%
Health Care	2.55%
Industrials	5.28%
Information Technology	14.27%
Materials	7.34%
Real Estate	2.97%
Utilities	2.78%

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

*Information provided by MSCI.  Percentages may not sum to 100% due to rounding.

**Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Classification Sector structure changes are effective for the MSCI Emerging Markets Index as of the open of business on December 3, 2018 to coincide with the November 2018 semi-annual index review.

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.

As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the MSCI Emerging Markets Index from 5% to 10% and adding 26 China A shares (18 of which are ChiNext stocks) at 10% of their foreign inclusion factor-adjusted market capitalization. With the implementation of this first step, China A shares initially had an aggregate weight of 1.76% in the MSCI Emerging Markets Index. The second step will coincide with the August 2019 quarterly index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the MSCI Emerging Markets Index at 20% of their foreign inclusion factor-adjusted market capitalization. On completion of this three-step implementation, there will be 253 large- and 168 mid-cap China A shares, including 27 ChiNext shares, on a pro forma basis in the MSCI Emerging Markets Index, representing a weight of 3.3% in the pro forma index.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

As of the close on May 28, 2019, MSCI began a two-step process to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by adding 30 Saudi Arabian securities at 50% of their foreign inclusion factor-adjusted market capitalization, initially representing an aggregate weight of 1.42% in the MSCI Emerging Markets Index. The second step of the inclusion will coincide with the August 2019 quarterly index review. In addition, MSCI has reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and added eight Argentinian securities initially representing an aggregate weight of 0.26% in the MSCI Emerging Markets Index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735.  For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — MSCI Indices” on page S-46 of the accompanying general terms supplement no. 1,735. The MSCI Emerging Markets Index is a price return index and, therefore, the paragraph under “The Underlyings — MSCI Indices – Calculation Methodology for the MSCI Indices – Daily Total Return Methodology” on page S-51 of the accompanying general terms supplement no. 1,735 does not apply to the underlying index.  Additional information about the underlying index is available on the MSCI website. We are not incorporating by reference the website or any material it includes in this document.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by GS Finance Corp. and its affiliates. These notes, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. The general terms supplement contains a more detailed description of the limited relationship MSCI has with GS Finance Corp. and any related notes.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your Trigger PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your Trigger PLUS on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the Trigger PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the Trigger PLUS. The actual performance of the underlying index over the life of the offered Trigger PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the MSCI Emerging Markets Index for each of the four calendar quarters in 2014, 2015, 2016, 2017 and 2018 and the first three calendar quarters of 2019 (through July 31, 2019). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the MSCI Emerging Markets Index

	High	Low	Period End
2014
Quarter ended March 31	1,002.66	916.56	994.65
Quarter ended June 30	1,057.59	993.12	1,050.78
Quarter ended September 30	1,100.98	1,005.33	1,005.33
Quarter ended December 31	1,016.07	909.98	956.31
2015
Quarter ended March 31	993.82	934.73	974.57
Quarter ended June 30	1,067.01	959.42	972.25
Quarter ended September 30	971.91	771.77	792.05
Quarter ended December 31	868.56	771.22	794.14
2016
Quarter ended March 31	836.80	688.52	836.80
Quarter ended June 30	853.69	781.84	834.10
Quarter ended September 30	927.29	819.19	903.46
Quarter ended December 31	918.68	838.96	862.27
2017
Quarter ended March 31	973.08	861.88	958.37
Quarter ended June 30	1,019.11	952.92	1,010.80
Quarter ended September 30	1,112.92	1,002.48	1,081.72
Quarter ended December 31	1,158.45	1,082.97	1,158.45

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
2018
Quarter ended March 31	1,273.07	1,142.85	1,170.87
Quarter ended June 30	1,184.13	1,046.71	1,069.52
Quarter ended September 31	1,092.36	1,003.33	1,047.91
Quarter ended December 31	1,046.40	934.80	965.67
2019
Quarter ended March 31	1,070.95	949.57	1,058.13
Quarter ended June 30	1,096.39	984.81	1,054.86
Quarter ending September 30 (through July 31, 2019)	1,064.63	1,037.01	1,037.01

The graph below shows the daily historical index closing values from January 1, 2014 through July 31, 2019. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the MSCI Emerging Markets Index

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 1,735. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher:	MSCI, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Tax considerations:

You will be obligated pursuant to the terms of the Trigger PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each Trigger PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your Trigger PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Trigger PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Trigger PLUS will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S‑102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 78 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Trigger PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the Trigger PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each Trigger PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each Trigger PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.025, or 0.250% of the principal amount, for each Trigger PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the Trigger PLUS against payment therefor in New York, New York on August 5, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Trigger PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

July 2019

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

About Your Trigger PLUS:

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•General terms supplement no. 1,735 dated July 10, 2017

•Prospectus supplement dated July 10, 2017

•Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

Validity of the Trigger PLUS and Guarantee:

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the Trigger PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such Trigger PLUS have been authenticated by the trustee pursuant to the indenture, and such Trigger PLUS and the guarantee have been delivered against payment as contemplated herein, (a) such Trigger PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

July 2019

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the Trigger PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$4,094,350

GS Finance Corp.

Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due February 3, 2023

Principal at Risk Securities

Goldman Sachs & Co. LLC